EXHIBIT 99.1

Quanex Corporation Quarterly Update -- Fiscal First Quarter 2006

Raising Guidance -- Expects Diluted EPS From Continuing Operations of $1.00 -- $1.05

HOUSTON, Jan. 17, 2006 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the vehicular products and building products markets, announced today that it expects to report fiscal first quarter 2006 diluted earnings per share from continuing operations in a range of $1.00 to $1.05, up some 35% from prior guidance, when it reports results on February 23, 2006. The higher guidance is due to stronger than expected seasonal results in the Building Products segment and lower than anticipated scrap costs in the Vehicular Products segment.

The Vehicular Products segment, whose primary drivers are North American light vehicle builds and heavy duty truck builds, expects to report lower net sales due to more moderate raw material surcharges and reduced order rates compared to the year ago allocation environment. Operating income is forecast to be down on reduced shipments, but mitigated by strong margins due to weakening steel scrap costs. Bar shipments continue to improve during the quarter, and January shipments are expected to approach last year's January 2005 volume. MACSTEEL successfully completed its 2006 contract negotiations. A modest price increase, combined with targeted cost reductions, should enable it to maintain normalized margins.

The Building Products segment, whose primary drivers are housing starts and remodeling activity, expects to report record quarterly net sales and operating income compared to a year ago, due in part to the full quarter impact of Mikron Industries, which was acquired December 9, 2004. Engineered Products, excluding Mikron's results, expects higher net sales and operating income. Nichols Aluminum expects lower net sales and operating income as order rates were weak early in the quarter, although demand has picked up markedly since the holidays.

Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's website at www.quanex.com.

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this press release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 21, 2005, under the Securities Exchange Act of 1934, in particular, the sections titled "Private Securities Litigation Reform Act" contained therein.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

CONTACT: Quanex Corporation
         Jeff Galow
         713-877-5327